Exhibit 99.1

Draper Oakwood Technology Acquisition, Inc. Announces Execution of Backstop Agreements

December 14, 2018

NEW YORK -- Draper Oakwood Technology Acquisition, Inc. (the “Company”) (NASDAQ: “DOTA,” “DOTAU,” “DOTAR” and “DOTAW”) announced today that it has entered into two backstop arrangements in connection with its proposed business combination with Reebonz Limited (the “Business Combination”). The Business Combination, if approved by the stockholders of the Company at a special meeting of stockholders to be held on December 19, 2018 (the “Special Meeting”), will be effected pursuant to a Business Combination Agreement among the Company, Reebonz Limited, DOTA Holdings Limited (a Cayman Islands exempted company that will be the continuing public entity following the Business Combination and be renamed “Reebonz Holding Limited”; referred to herein as “Reebonz Holding”) and certain other parties (the “Business Combination Agreement”).

On December 13, 2018 and December 14, 2018, the Company and DOTA Holdings Limited entered into backstop agreements (the “Backstop Agreements”) with two different accredited investors (the “Backstop Investors”). Pursuant to the Backstop Agreements, one investor has agreed to acquire 1,000,000 shares of Class A common stock of the Company (”Common Stock”; such shares the “Backstop Shares”) and the other investor has agreed to acquire $5 million of shares of Common Stock in open market or in privately negotiated transactions prior to the 5:00 pm ET on December 14, 2018. The Backstop Investors have agreed that until the earlier of the closing of the Business Combination (“the Closing”) or the date on which the Business Combination Agreement is terminated, the Backstop Investors will not transfer any Common Stock, including any Backstop Shares that they acquire. In addition, each Backstop Investor has agreed (i) to vote all of its Common Stock, including any Backstop Shares, that it owns as of the record date for the Special Meeting, in favor of the Business Combination and each of the other proposals of the Company to be voted on at the Special Meeting that are required for the Closing, and (ii) to refrain from exercising any rights that such investor may have to redeem or convert any Common Stock that it owns, including any Backstop Shares.

In consideration for the agreement of the Backstop Investors, the Company has agreed (i) to issue to the Backstop Investors restricted Common Stock (the “Additional Shares”) at the rate of 0.25 share for each Backstop Share purchased and not redeemed, (ii) and to register the resale of such shares pursuant to the Securities Act of 1933, as amended (the “Securities Act”), as promptly as practicable after the Closing. In addition, it is contemplated that the Backstop Shares (which, upon the Closing, will become ordinary shares of Reebonz Holding) and, when registered, the Additional Shares (which, upon the Closing, will become ordinary shares of Reebonz Holding), will be sold in market transactions during the 90-day period following the Closing (which 90 day period may be shortened to up to 60 days by Reebonz Holding), subject to certain volume and sale limitations. Any shares not sold in the open market during the period will be purchased by Reebonz Holding at the end of the period. Under certain circumstances, Reebonz Holding may be required during such 90-day period to purchase certain of the securities held by the Backstop Investors. In the event that the aggregate proceeds from such sales are less than 110% of the aggregate amount paid by the applicable Backstop Investor for the Backstop Shares, Reebonz Holding has agreed to pay to such Backstop Investor the difference in cash (the “Guaranty Obligation”). In addition, Reebonz Holding has agreed to deposit the portion of the funds currently held in a trust account for the benefit of Company public stockholders which is attributable to such Backstop Shares (based on the price per share to be paid to the Company’s public stockholders who have properly elected to redeem their public shares in connection with the Closing) into a segregated escrow account, as security for the payment of the Guaranty Obligation. The Company agreed with one Backstop Investor that if the Business Combination Agreement is terminated, the Company will liquidate promptly thereafter.

About Draper Oakwood

Draper Oakwood is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination. On September 4, 2018, Draper Oakwood announced it had entered into a definitive agreement to combine with Reebonz Limited, an online marketplace and platform for buying and selling new and preowned luxury products in the Asia Pacific region.

Additional Information about the Transaction and Where to Find It

In connection with the proposed Business Combination, the Company has filed a proxy statement with the SEC on December 6, 2018 and commenced mailing the definitive proxy statement on December 7, 2018 and other relevant documents to its stockholders as of the December 5, 2018 record date for the special meeting. Investors and security holders of the Company are advised to read the definitive proxy statement and other relevant documents, including the proxy statement revision filed with the SEC on December 11, 2018, that have been or will be filed with the SEC in connection with the Company’s solicitation of proxies for its stockholders’ meeting to be held to approve the proposed Business Combination, among other matters, because the definitive proxy statement and such other documents contain important information about the proposed Business Combination and the parties to thereto. Stockholders may also obtain a copy of the definitive proxy statement, as well as other relevant documents that have been or will be filed with the SEC, without charge, at the SEC’s website at www.sec.gov or by directing a request to: Mr. Aamer Sarfraz, Draper Oakwood Technology Acquisition, Inc., c/o Draper Oakwood Investments, LLC, 55 East 3rd Ave., San Mateo, CA 94401, Tel. (713) 213-7061

If you have any questions or need assistance voting your shares, please call our proxy solicitor, Advantage Proxy at 1-877-870-8565 or 1-206-870-8565 or send an email to ksmith@advantageproxy.com

Participants in the Solicitation

The Company, Reebonz Limited, DOTA Holdings Limited and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of the Company’s stockholders in connection with the Business Combination and related transactions. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to the Company’s stockholders in connection with the proposed Business Combination, and a description of their direct and indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement for the proposed Business Combination and the related transactions, which has been filed with the SEC. Information concerning the interests of the Company’s, Reebonz Limited’s and DOTA Holdings Limited’s participants in the solicitation, which may, in some cases, be different than those of the Company’s, Reebonz Limited’s and DOTA Holdings Limited’s stockholders generally, is also set forth in the definitive proxy statement/prospectus relating to the proposed Business Combination and related transactions.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Contacts

Draper Oakwood Technology Acquisition, Inc.

Aamer A. Sarfraz, 713-213-7061

aamer@draperoakwood.com